Registration No. 000-29383

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------
                         WICHITA DEVELOPMENT CORPORATION
                 (Name of small business issuer in its charter)


         Nevada                        6512                       88-0356200
         ------                        ----                       ----------
 (State of jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                            Richard Surber, President
    268 West 400 South, Suite 300, Salt Lake City, Utah 84101 (801) 575-8073
    -------------------------------------------------------------------------
              (Address, including zip code and telephone number of
                    principal executive offices and principal place of business and name, address and telephone number of agent for service)

Approximate date of proposed distribution to the public: As soon as practicable after this registration statement becomes effective.

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  Title of each                                                    Proposed             Proposed
     class of            Amount of        Dollar Amount to          maximum              maximum             Amount of
 securities to be    securities to be       be registered     offering price per        aggregate         registration fee
    registered          registered                                  share(1)         offering price
   Common Stock      18,400,000 shares        $478,400               $.026               $0.00.               $126.30
==================  ===================  ===================  ===================  ===================  ====================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------

     (1)Estimated solely for purposes of determining the filing fee pursuant to Rule 457(f)(2) of the Securities Act of 1933.

                                [GRAPHIC OMITTED]
                 Preliminary Prospectus dated November 21, 2000

                         WICHITA DEVELOPMENT CORPORATION

               18,400,000 shares of $0.001 par value Common Stock

                                 $0.00 per share



The Offering:
                                     Per Share       Total
Public Price                         $ 0.00          $ 0.00
Underwriting(1)
   Discounts/Commissions(2)          $ 0.00          $ 0.00
Proceeds to the Company (3)          $ 0.00          $ 0.00

This is a spin-off offering wherein Kelly's Coffee Group, Inc. will distribute shares on a pro-rata basis to its shareholders at no cost.

There may be a possible tax impact to recipients of shares in this offering. See "Plan of Distribution" at page 13.
-----------------

(1)We are not using an underwriter for the distribution. See "Plan of Distribution."

(2)The commissions shown do not include legal, accounting, printing and related costs incurred in connection with the offering, which will be payable by us. These expenses are estimated to total $12,631.30

(3)There will be no proceeds paid to us from this offering which is a pro-rata distribution of our shares to the shareholders of our parent, Kelly's Coffee Group, Inc.


Wichita Development Corporation is a Nevada corporation engaged in the business of real estate investment. We have acquired one commercial property and intend to acquire additional properties that we believe are undervalued in relation to cash flows and the prospective resale value. We intend to acquire additional properties by assuming favorable financing in place at the time of purchase and satisfying the balance of any purchase price with nominal cash payments or some combination of cash and our own common stock.

Prior to this offering, there has been no market for our securities and no assurance can be given that an active market will develop. Since the shares offered are to be distributed to shareholders of Kelly's Coffee Group, Inc. on a pro-rata basis, at no cost to the shareholders, the offering price may not reflect the value of our shares after the offering.

This is a spin-off to the public of shares of the Company's common stock which are owned by its parent, Kelly's Coffee Group, Inc. Kelly's Coffee Group, Inc. will distribute the shares, at no cost to its shareholders, in a pro-rata distribution to its shareholders. There is no public market for the Company's securities and no assurance can be given that any such market will develop.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not distribute these securities until the registration statement becomes effective. This prospectus is not an offer to sell or the solicitation of an offer to buy these securities. There can not be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This offering involves a high degree of risk and securities offered hereby are highly speculative. See "Risk Factors" beginning on Page 8 and "Dilution" beginning on Page 14.

                               Wichita Development
                                   Corporation
                                   Offering of
                        18,400,000 Shares of Common Stock
                               -------------------
                                   PROSPECTUS
                               -------------------

                                November 21, 2000



Inside front cover page of prospectus


                                TABLE OF CONTENTS

                                                                            Page
Summary  ......................................................................4
Summary of Selected Financial Information  ....................................6
Risk Factors  .................................................................7
Use of Proceeds  .............................................................13
Determination of Offering Price  .............................................13
Dilution  ....................................................................13
Selling Security Holders  ....................................................13
Plan of Distribution  ........................................................13
Legal Proceedings ............................................................14
Directors, Executive Officers, Promoters &
  Control Persons  ...........................................................14
Security Ownership of Certain Beneficial
  Owners and Managers  .......................................................15
Description of Securities ....................................................16
Interest of Named Experts and Counsel  .......................................16
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities..............................17
Certain Relationships and Related Transactions................................17
Description of Business ......................................................18
Management's Discussion and Analysis of
  Financial Condition and Results of Operations  .............................20
Description of Property ......................................................21
Market for Common Equity and Related
Transactions..................................................................24
Executive Compensation .......................................................24
Changes in and Disagreements with Accounts
  or Accounting and Financial Disclosure......................................25
Financial Statements  .......................................................F-1





Wichita Development Corporation is a fully reporting company and intends to file all reports and other information as required under the Securities Exchange Act of 1934 with the Commission. The public may read and copy, at certain prescribed rates, such material at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20439. The Commission maintains a website which you can access at http://ww.sec.gov that contains reports, proxy, other information statements and other information regarding issuers that file electronically.

Wichita Development Corporation currently has no public trading market. We intend to file a Form 15c- (2)(11) in an effort to obtain a listing on the NASD over the counter bulletin board upon this Form SB-2 becoming effective in an effort to provide some liquidity for our shareholders and to create a public market for our securities. However, there is no guarantee that we will obtain a listing on the NASD over the counter bulletin board or that a public market for our securities will develop even if a listing on the NASD over the counter bulletin board is obtained.

Although we do not anticipate that future annual reports will be voluntarily delivered to our security holders, we will provide at no cost to each security holder copies of our annual report which will include audited financial statements. Also, we will provide at no cost to each person who has received a prospectus, a copy of any information that is incorporated herein by reference. To request such information, call (801) 575-8073 or write to: Richard D. Surber, President, Wichita Development Corporation, 268 West 400 South, Suite 300, Salt Lake City, Utah 84101.

First page of the prospectus

                                     SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. As such, you are urged to read the entire prospectus carefully, especially the risks involved in owning our common stock as discussed under "Risk Factors."

                         Wichita Development Corporation

Wichita Development Corporation ("the Company, we, our") was formed under the laws of the State of Nevada on February 15, 1996 as Cyberbotanical, Inc. Cyberbotanical, Inc. changed its name to Wichita Development Corporation on October 12, 2000. Our executive offices are located at 268 West 400 South, Suite 300, in Salt Lake City, Utah, 84101 and our telephone number is (801) 575-8073. Our registered statutory office is located at 711 South Carson Street, Suite 1, Carson City, Nevada 89701.

The Company was formed for the purpose of specializing in Internet "virtual mall" development. The Company was one of over 40 related companies whose plan was to create a virtual mall with theme based stores to sell merchandise over the Internet. The Company's virtual store was tentatively set up to sell botanicals. The Company's former parent, CyberAmerica Corporation, a fully reporting company under the Exchange Act of 1934, through its now defunct subsidiary CyberMalls, Inc., was in the process of developing a specialized search engine. This search engine was designed to assist consumers in the purchase of products by narrowing the number of responses received when searching for a specific product. However, due to a lack of necessary funding CyberMalls, Inc.'s plan to create the search engine were discontinued. Consequently, CyberMall's Inc.'s plan to create a virtual mall with at least 40 theme based stores was abandoned. The Company became a shell company during the last quarter of 1996 as a result of CyberAmerica Corporation's decision not to fund the Company's planned operations. On August 29, 2000, the Company sold 18,400,000 shares of its common stock to Kelly's Coffee Group, Inc. for a cash payment in the sum of $540,554. On August 30, 2000, the Company used the proceeds of this sale to acquire title to an office building located in Wichita, Kansas.

We currently own one office building in Wichita, Kansas known as the Board of Trade Center. The Board of Trade Center is located in the downtown business district of Wichita, Kansas, at 120 South Market Street, Wichita, Kansas. The building is a 48,500 square foot, eight story construction with a current tenant occupancy rate of 83%. The building is rented at an average cost of approximately $8.00 a square foot by the current tenants, who include the prior owners of the building.

The Company intends to acquire additional properties that it believes are undervalued in relation to cash flows and the prospective resale value. We will attempt to acquire such properties by assuming existing favorable financing and satisfying the balance of any purchase price with nominal cash payments or some combination of cash and an issuance of our common stock. Once properties are acquired, we intend to lease primarily to commercial tenants. The Company is prepared to make limited improvements to properties acquired with the objective of increasing occupancy, improving cash flows and enhancing potential resale value.

                                  THE OFFERING

Securities Offered      18,400,000   shares  of  Common  Stock.  (See  "Plan  of
                        Distribution" beginning on page 15 ).

Shares of Common
 Stock Outstanding      Before Offering  ..........................19,492,000
                        After Offering.............................19,492,000

Use of Proceeds
 by the Company         The Company will receive no proceeds from this offering.

Risk Factors            The  securities  offered  hereby  are   speculative  and
                        involve a high degree of risk.


                                    SUMMARY OF SELECTED FINANCIAL DATA


                                                         For the Year Ended             For the Nine Months Ended
                                                            December 31,                      September 30,
                                                        1999             1998             2000             1999
                                                   --------------    -------------    -------------    -------------
Revenue:
     Rental Income                                $             -   $            -   $       27,264   $            -
                                                   --------------    -------------    -------------    -------------
     Total Revenue                                              -                -           27,264                -

Costs of Revenue
     Costs associated with rental revenue                       -                -           20,062                -
     Interest expenses associated with rental
     revenue                                                    -                -                -                -
                                                   --------------    -------------    -------------    -------------
     Total Costs of Revenue                                     -                -           20,062                -
                                                   ==============    =============    =============    =============
Gross Profit                                                    -                -            7,202                -

Selling, General & Administrative Expenses                  1,006                -            7,202                -
                                                   --------------    -------------    -------------    -------------
Operating Profit (Loss)                                    (1,006)               -              130                -

Other Income (Expense):
     Interest income                                            -                -                -                -
     Interest expense                                           -                -                -                -
     Gain (loss) from sale of investment
     securities                                                 -                -                -                -
     Other income (expense)                                     -                -                -                -
     Gain (loss) on foreclosure                                 -                -                -                -
                                                   --------------    -------------    -------------    -------------
          Total Other Income (Expense)                          -                -                -                -
                                                   ==============    =============    =============    =============

Net Profit (Loss)                                          (1,006)               -              130                -
Provision for income taxes                                      -                -                -                -
Net Income                                        $        (1,006)  $            -   $          130   $            -
                                                   ==============    =============    =============    =============
BALANCE SHEET DATA
     Working Capital Surplus (deficit)            $           360   $            -   $         (835)  $            -
     Total Assets                                             360                -          554,639                -
     Total Liabilities                                          -                -           17,095                -
     Shareholders' Equity                         $           360   $            -   $      537,544   $            -
                                                   ==============    =============    =============    =============
Income (Loss) per common  share
     Net income  (loss) per weighted average
     common share outstanding

     Weighted average number of common
      shares outstanding                                1,042,822        1,000,000        3,092,731        1,000,000
                                                   ==============    =============    =============    =============

                                  RISK FACTORS

The securities to be distributed in connection with this offering are highly speculative in respect to any valuation and are subject to certain risks that may impact any future prospect of value. Given this possibility, you are encouraged to evaluate the following risk factors and all other information contained in this prospectus. Any of the these risks could adversely effect our business, financial condition and results of operations, and could cause a complete loss of value for the securities offered.

Risks Related to The Company's Business

1. The Company's Investment in Real Estate is Inherently Risky and Income Dependent


Real estate investments are inherently risky. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. Should we acquire properties that do not generate sufficient operating cash flow to meet operating expenses, such as debt service, capital expenditures and tenant improvements, our ability to develop our business and become profitable will be adversely affected.

Income from real property investments may be adversely affected by a number of factors, including:

          o the general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates);

          o the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties and overall appeal of particular types of properties;

          o the ability of the owner of the properties to provide adequate management, maintenance and insurance;

          o the ability to collect on a timely basis all rent from tenants and interest from borrowers;

          o the expense of periodically renovating, repairing and re-letting spaces;

          o increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants;

          o adverse changes in local conditions and land values, such as excessive building resulting in an oversupply of commercial units in an area where our property is located;

          o reduction in the cost of operating competing properties or decreases in employment that reduce the demand for properties in the area;

          o adverse changes in zoning laws, other laws and regulations and real property tax rates;

          o    damage from earthquakes or other natural disasters;

Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are fixed expenses and generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a property is mortgaged to secure the payment of indebtedness and if the borrower is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by a mortgagee or secured party. Real estate values and income from properties are also affected by factors such as compliance with laws, including tax laws, interest rate levels and the availability of financing.

The market value of properties is affected by the risk that a lease may not be renewed, that the space may not be released, and that the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms.

2. The Company's Investment in Real Estate Has Limited Liquidity and No Certainty of Capital Appreciation


Our real estate investment has limited liquidity. Real estate investments in general are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment. Accordingly, the Company can provide no assurance that the value of its property will appreciate.

There are numerous uncertainties in estimating the value of real estate and prospective appreciation value. The estimated values set forth in appraisals are based on various comparisons to sales prices of other properties; predictions about market conditions, demand, vacancy rates, prospective vacancy rates, renewal terms and other factors; assumptions about the property's condition, conformance with laws and regulations, absence of material defects, and a variety of numerous other factors; estimates of lease revenues and operating expenses, and other items. Any significant change in these comparisons, predictions, assumptions, and estimates, most of which are beyond our control, could materially and adversely affect estimated market values and appreciation potential.

3. The Company Competes with Substantially Larger Companies for the Types of Acquisitions that Fit Within the Parameters of Our Business Plan


The commercial real estate market is highly competitive. We compete with substantially larger companies for the acquisition, development and operation of properties that fit within the parameters of our business plan.. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may be a significant impediment to the continuation and development of our business.

4. The Company May Encounter Cash Flow and Liquidity Problems

Our operations involve the acquisition, lease and prospective sale of commercial real estate. We may at some future point experience occasional cash flow shortages. The Company's cash flow, results of operations and asset value would be adversely affected if a significant number of tenants of the Company's property failed to meet lease obligations or if a significant amount of vacant space was not leased. In the event of a default by a lessee, delays may be experienced in enforcing lessor rights and substantial costs may be incurred in protecting the investment. The bankruptcy or insolvency of a major tenant might have an adverse effect on the property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of the tenant's lease resulting in a reduction in the property's cash flow. If a tenant rejects its lease, a claim for breach of the lease would be treated as a general unsecured claim (absent the availability of collateral securing the claim). No assurance can be given that the property that we currently own will not experience significant tenant defaults in the future.

5. The  Company's  Investment  In Real Estate is Subject to  Property  Operation
Risks


Real estate investments are subject to industry-specific operating risks, any and all of which may adversely affect income. All properties are subject to increases in operating expenses such as: cleaning; electricity; heating, ventilation and air- conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs, regulatory compliance and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay these costs in the absence of a contractual duty or that their payments will fully cover these costs. If operating expenses increase, the local rental market, governmental regulations or the lease may limit the extent to which rents may be increased to meet expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow and financial condition of the Company may be adversely affected.

6. The Company is Dependent Upon Key Personnel and Has No Employment Agreements or Full-Time Employees


We believe that our success depends to a significant extent on the efforts and abilities of our senior management. Specifically, we are dependent upon the services of Richard D. Surber, our president, chief executive officer and one of our directors. We do not have an employment agreement with Mr. Surber and the loss of his services would likely have an adverse effect on the Company's ability to conduct its current business. Further, the Company has no full time employees. We expect to use consultants, managers, attorneys and accountants as necessary and do not anticipate a need for any full time employees.

7. The Company Will Need New Funding Which May Not Be Available In Order to Fully Execute Our Business Plan.

The long term implementation of our business plan will depend upon our ability to raise new funding. No commitments to provide new funding have been made by management or shareholders. We have not investigated the availability, source or terms that might govern the procurement of new funding. When new funding is needed, there is no assurance that funds will be available from any source or, if available, that funds can be obtained on terms acceptable to The Company. Should we be unable to obtain new funding, our operations could be severely limited.

8.  The  Company's  Real  Estate   Investment  May  Potentially  Be  Subject  to
Environmental Liability


Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on the property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. The presence of hazardous substances, or the failure to properly remediate them, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. We are unaware of any environmental matters affecting our property that would have a material adverse effect on our business, assets or results of operations. No assurance can be given that existing environmental assessments of our property revealed all environmental liabilities, or that a prior owner of the property did not create any material environmental condition not known to us, or that a material environmental condition does not exist with respect to our property.

9. The Company May Face the Possibility of Uninsured Loss

We carry comprehensive liability, fire, extended coverage and rental loss insurance in respect to our real estate, with policy specifications, insured limits and deductibles customarily carried for similar properties. However, there are certain types of losses (such as losses arising from civil disturbance or pollution) that are not generally insured because such losses are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the capital invested in a property as well as anticipated future revenues could be lost. Meanwhile, obligations on any mortgage indebtedness and the property would continue. Therefore, any uninsured loss could adversely affect our financial condition and results of operation.

10. The Company Must Bear the Costs of Compliance with the Americans With Disabilities Act and Similar Legislation

Under the Americans with Disabilities Act of 1980 (ADA), places of public accommodations and commercial facilities are required to meet certain requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the property which we own. Noncompliance could result in fines imposed by the federal government or an award of damages to private litigants. Although management believes that our property is substantially in compliance with present requirements of the ADA, additional costs may be incurred to ensure compliance in the future. A number of additional federal, state and local laws exist which impose additional burdens or restrictions on owners with respect to access by disabled persons. Those laws may require modifications or restrict renovations to properties in which we have an investment. The ultimate cost of compliance with the ADA or other related laws is not currently ascertainable. While any prospective costs of compliance are not expected to have a material effect on the result of our operations, a potential for substantial costs exists. Should changes be required and involve greater expense than currently anticipated, our financial condition and results of operations could be adversely affected.

11. The Company Must Bear the Cost of Any Increases in Real Estate Taxes, Income Taxes and Other Services


Increases in real estate taxes, income taxes and services or other taxes are not generally passed through to tenants under existing leases. Real estate taxes on our property my increase or decrease as property tax rates change subject to ongoing assessments by the relevant tax authorities. Any increases in real estate taxes, income taxes and other services could adversely affect our cash flow from operations.

Risks Related to the Board of Trade Building

12. The Company's Significant Tenants Have Leases that Expire Within the Next Two Years

The three largest tenants of Board of Trade Building have leases that expire within the next two years. Each of these tenants occupy at least 1 full floor of our building. Our principal source of revenue is comprised of rent we charge to tenants. The failure of one or more of these tenants to renew their lease, without immediate replacement with another qualified tenant, would have a severe impact on the profitability of the building's operations.

13. The Company's Real Estate Investment is Located in an Area Experiencing Economic Downturn

The Board of Trade Building is located in the downtown district of Wichita, Kansas which is currently experiencing an economic decline. Nonetheless, we believe that the recent investment of millions of dollars in public and private development of downtown Wichita will positively affect real estate values in the area. However, any significant decrease in the level of investment activity in the downtown area could curtail any enhancement of real estate values. Therefore, we can provide no assurance that Wichita, Kansas real estate values will rise, or that, if such values do rise, that the Company will benefit.

14. The Company Has No Assurance that the Trade Center Building Will Remain Occupied at Current Levels


Our office building is classified as a Class "B" property. In the Wichita downtown business district, vacancy rates for Class "B" office space have decreased over the past three years from an average of 24% in 1997 to an average of 17.8% in 1999. Our vacancy rate is currently at 17%. While vacancy rates for Class "B" properties have decreased since 1997, vacancy rates in Class "A" and Class "C" office space have increased. Overall, downtown office space vacancy rates for all classes has remained relatively constant (19% in 1997, 18.5% in 1998 and 18.8% in 1999). While class "B" office space vacancy rates have not risen in this period, there can be no assurance that the trend towards more vacant space in the downtown area will not continue or that it will not affect class "B" office space in the future.

We believe the decrease in vacancy rates for Class "B" space has resulted from a willingness to reduce lease rates. We are unable to predict whether we will need to forego rental increases or reduce rental rates in order to maintain or increase the level of occupancy in our building. Should our vacancy rate rise, we may be unable to maintain our tenant base without reducing rental fees, which would adversely affect the Company's revenues.

Further, we can provide no assurance of continued tenant occupancy. We cannot presume that current tenants will renew their leases upon expiration of their terms or that current tenants will not attempt to terminate their leases prior to the expiration of their lease terms. Should either of these possibilities occur, we might not be able to locate qualified replacement tenants. Any increase in our vacancy rate might in turn result in insufficient cash flow to pay for operating expenses and any debt service that may become associated with the property.

15. The Company's Share Value Is Dependent Upon Its Ability To Generate Net Cash Flows


A substantial portion of any potential return on our common stock will be dependent upon the Company's ability to generate net cash flows. Should we not be able to operate our commercial property at a net profit, there will be no return on shareholder's equity, and could well result in a loss in share value. No assurance can be given that the Company will be able to operate at a net profit over an extended period of time. We employ a property management company to manage our building on terms consistent with industry practice. We are relying on the property management company to lease and maintain the building. Should the property management company not be effective in its role, any decrease in our ability to generate net cash flows may leave the Company unable to remain commercially viable.

Risks Related to Investment

16. The Company's Common Stock Has No Prior Market, And Value May Decline After the Offering.


There is no public market for The Company's common stock, and no assurance can be given that a market will develop or that any shareholder will be able to liquidate its shares without considerable delay, if at all. The trading market price of The Company's common stock may decline below the offering valuation. If a market should develop, the price may be highly volatile. In addition, an active public market for The Company's common stock may not develop or be sustained. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of The Company's securities. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in The Company's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of these securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value acquired in our stock.

17. The Company's Shareholders May Face Significant Restrictions on the Resale of our Stock Due to State Blue Sky Laws.


Each state has its own securities laws, often called "blue sky laws," which (1) limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, and the broker must be registered in that state, or otherwise be exempt from registration. We do not know whether our stock will be registered under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for The Company's stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, the Company's securities.

Accordingly, shareholders should consider the secondary market for our securities to be a limited one. Shareholders may be unable to resell their stock, or may be unable to resell it without the significant expense of state registration or qualification.

18. Shareholders May Face Significant Restrictions on the Resale of Our Stock Due To Federal Regulations of Penny Stock.

The Company's stock differs from many stocks, in that it is a "penny stock." The Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and
Exchange Act of 1934, as amended. Because our securities probably constitute "penny stock" within the meaning of the rules, the rules would apply to The Company and its securities. The rules may further affect the ability of owners of The Company's shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34- 29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

          o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

          o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

          o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

          o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

          o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

                                 USE OF PROCEEDS

The Company will receive no proceeds from this offering which involves the pro rata distribution to shareholders of Kelly's Coffee Group, Inc., of 18,400,000 of the our shares by the Company's parent, Kelly's Coffee Group, Inc.

                         DETERMINATION OF OFFERING PRICE

The 18,400,000 shares being registered in this offering will be distributed pro rata to the shareholders of Kelly's Coffee Group, Inc. at no cost to the said shareholders.

                                    DILUTION

There will be no dilution of shareholder's interests as a result of the distribution of shares pursuant to this offering.

                            SELLING SECURITY HOLDERS

Kelly's Coffee Group, Inc. proposes to offer 18,400,000 shares of the Company's stock at no cost to its shareholders in a pro rata distribution of the Company's shares (spin-off). The 18,400,000 shares owned by Kelly's Coffee Group, Inc. represents approximately ninety five percent(95%) of the issued and outstanding shares of the Company. After the offering, Kelly's Coffee Group will own no shares of the Company. All of the shares owned by Kelly's Coffee Group, Inc. are being distributed to its shareholders in this offering.

                              PLAN OF DISTRIBUTION.

Kelly's Coffee Group, Inc. proposes to offer 18,400,000 shares of $0.001 par value common voting stock of the Company to its shareholders in a pro rata distribution (spin-off) of the shares at no cost to its shareholders. The record date for the distribution (spin-off) is January 1, 2001.

The shares of common stock represented by the offering are registered pursuant to Section 12 of the Securities Exchange Act of 1934 and, upon this offering being approved, Section 5 of the Securities Act of 1933.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or governmental authority

           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons constitute the Company's executive officers and directors as of the date of this prospectus:

         Name                      Age               Position
         ----                      ---               --------
         Richard D. Surber          27               President and Director
         Ruairidh Campbell          37               Vice-President and Director

Richard D. Surber, 27 Mr. Surber was appointed president and a director of the Company on December 15, 1999. Mr. Surber graduated from the University of Utah with a Bachelor of Science degree in Finance and then obtained a Juris Doctorate with an emphasis in corporate law, including securities, taxation, and bankruptcy. Since 1992, he has had wide experience serving as an officer and director of numerous small public and private companies.

Mr. Surber has served as an officer and/or director of several public companies which include: CyberAmerica Corporation (president and director from 1992 to the present). CyberAmeriuca Corporation is a holding company whose subsidiaries invest in real estate and provide financial consulting services; Chattown.com Network (f.k.a. Vaxcel, Inc.), which is unrelated to the Company (president and director from June, 1999 to April 10, 2000); Chattown.com Network, Inc. is an Internet company; Kelly's Coffee Group, Inc., the Company's parent corporation (president and director from May, 1999 to the present); Innovative Property Development Corporation (n.k.a. ChinaMallUSA.com., Inc.) which is unrelated to the Company (president and director from 1992 to June, 1999); ChinaMallUSA.com, Inc. is currently a non-reporting Chinese Internet company; Area Investment Development Company ("AIDC"), a company unrelated to the Company (president and director 1994-1996), AIDC has recently acquired an Internet company whose content revolves around religious events; Youthline USA, Inc., (f.k.a. Ult-i-Med Health Centers, Inc.), a company that acquired an educational company which distributes education newspapers to children in grades K-12 (secretary and director from April 6, 1999 to July 29,1999); Power Exploration, Inc. an oil and gas company (director January 28, 2000 to June 23, 2000); Cathay Online f/k/a/ Premier Brands, Inc., an Internet company (president and director April, 1998 - September, 1998); and Golden Opportunity Development Corporation ("GODC") (president and director from September, 1999 to present). GODC's operations consist of operating a 134 room motel in Baton Rouge, Louisiana. Mr. Surber is also serving as officer and director of several fully reporting shell companies.

Ruairidh Campbell, 37 Mr. Campbell was elected as an officer and director of the Company on September 29, 2000. He will serve until the next annual meeting of the Company's shareholders and his successor is elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

Mr. Campbell graduated from the University of Texas at Austin with a Bachelor of Arts in History and then from the University of Utah College of Law with a Juris Doctorate with an emphasis in corporate law, including securities and taxation. Over the past five years he has been an officer and director of several public companies that include: NovaMed, Inc., a manufacturer of medical devices
(President and Director from 1995 to present), Bren-Mar Minerals, Ltd., a Canadian mineral resource development company (President and Director 1995 to present), and Allied Resources Inc., a Canadian based oil and gas development company (President and Director 1998 to present). Mr. Campbell is also the President and a Director of Aswan Investments, Inc., Cairo Acquisitions, Inc. and Alexandria Holdings, Inc., three shell companies that are fully reporting. Mr. Campbell also serves as the President and a Director of EnterNet, Inc., a company seeking to become a wholesale distributor of vitamins through the Internet. EnterNet recently (September 27, 2000) filed a SB-2/A Registration Statement with the Small Business Division of the Securities and Exchange Commission. He is also the President and a Director of InvestNet, Inc., a mineral exploration company. InvestNet recently (August 3, 2000) filed a SB-2 Registration Statement with the Small Business Division of the Securities and Exchange Commission.

No other person is expected to make a significant contribution to the Company who is not an executive officer or director of the Company.

All executive officers are elected by the board and hold office until the next annual meeting of shareholders and until their successors are elected and qualify.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's common stock as of November 15, 2000, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of November 15, 2000, there were 19,492,000 shares of common stock issued and outstanding.


           Title of Class                       Name and Address                    Nature of            Amount of          Percent
                                                                                    Ownership            Ownership         of class
           --------------                       -----------------                   ---------            ---------          -------
            Common Stock                          Richard Surber                   Beneficial           19,400,000          99.52%
         ($0.001 par value)                 268 West 400 South, # 300
                                            Salt Lake City, Utah 84101

           Common Stock                    Kelly's Coffee Group, Inc.                Legal             18,400,000          94.39%
         ($0.001) par value                 268 West 400 South, # 300
                                            Salt Lake City, Utah 84101

            Common Stock                   CyberAmerica Corporation 268               Legal              1,000,000           5.13%
         ($0.001) par value                   West 400 South, # 300
                                            Salt Lake City, Utah 84101

            Common Stock                        Ruairidh Campbell                     Legal               50,000              0%
         ($0.001) par value                    600 Westwood Terrace
                                              Austin, Texas 78746

            Common Stock                   All Directors and Executive              Legal and           19,450,000          99.78%
         ($0.001) par value                    Officers as a Group                 Beneficial

                            DESCRIPTION OF SECURITIES

General

The Company's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, of which 19,492,000 are issued and outstanding as of November 21, 2000. There are no options, warrants or other instruments convertible into shares outstanding.

Shares of Common Stock

The shares of common stock offered are presently restricted under Rule 144. Following the effective date of this offering, the shares will be freely transferable and will be distributed pro rata to Kelly's shareholders. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or wind-up of the Company, the holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. There are no dividend, voting, preemptive or other rights associated with the Company's common stock, except those generally provided under state law.

The Company has not paid any cash dividends in the last two fiscal years and does not anticipate doing so in the near future. The future payment of cash and non-cash dividends, if any, on the common stock is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. No assurances can be made that any cash or non-cash dividends will be paid on the common stock in the future.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for the Company by Michael Golightly, an attorney licensed in the states of Texas and Utah.

Experts

The financial statements of the Company as of December 31, 1998 and December 31, 1999 included in this prospectus have been audited by Anderson Anderson and Strong, Certified Public Accountants, our independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

The Company's articles of incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. The Company's bylaws provide that it will indemnify and hold harmless each person who was, or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 16, 1999, the Company issued shares of its $0.001 par value common stock to Richard D. Surber (1,000,000), Wayne Newton (5,000), Allan Merrill
(500) and Kevin Schillo (500) for services rendered to the Company.

On August 29, 2000, the Company sold eighteen million four hundred thousand (18,400,000) shares of its common voting stock to Kelly's Coffee Group, Inc., a Nevada Corporation, for a cash price of five hundred forty thousand five hundred fifty four dollars($540,554). Richard D. Surber, the Company's president is also the president of Kelly's Coffee Group, Inc. The proceeds of this offering were used to purchase the Company's office property in Wichita, Kansas. Richard D. Surber had no personal interest in the transaction.

On September 15, 2000, the Company entered into a stock purchase agreement with its president, Richard D. Surber. Under the terms of the agreement, the Company purchased from Mr. Surber, one million of its $0.001 par value common shares for the sum of five thousand dollars ($5,000.) The shares purchased by the Company were delivered to Mr. Surber on December 12, 1999 as payment for services rendered to the Company as its president and as a director. Because of Mr.
Surber's position as a member of the Company's Board of Directors, the transaction is not considered to be an arms-length transaction. [See Exhibit 10(a).]

On October 17, 2000, the Company entered into a purchase agreement with its parent corporation, Kelly's Coffee Group, Inc., a Nevada Corporation ("Kelly's"). Under the terms of the agreement, all of Kelly's Coffee Group, Inc.'s assets, except for the shares it owns in the Company, were sold to us in exchange for the agreement of the Company to assume all liabilities of Kelly's Coffee Group, Inc.. The assets being transferred and liabilities being assumed are listed as Kelly's Coffee Group, Inc. assets and liabilities on its Form 10-QSB for the quarter ended August 31, 2000. As part of the agreement, the

Company agreed to indemnify Kelly's Coffee Group, Inc. from the liabilities being assumed pursuant to the agreement. The Company is a subsidiary of Kelly's Coffee Group, Inc.. Kelly's Coffee Group, Inc. owns 94.39% of the issued and outstanding stock of the Company. Richard D. Surber, the Company's president is also the president of Kelly's Coffee Group, Inc. Richard D. Surber had no personal interest in the transaction.

On September 29, 2000, the Company issued 50,000 shares of common stock to Ruairidh Campbell for services as an officer and director of the Company

The Company hopes to profit from this transaction by engaging in attempts to negotiate reductions in the amounts owed for cash payments, or otherwise compromise or eliminate the assumed debt. Should the Company be successful in such efforts, it expects to realize a profit on the assets minus the liabilities that were transferred to the Company from Kelly's Coffee Group, Inc.

                             DESCRIPTION OF BUSINESS

General

Wichita Development Corporation was formed as a Nevada corporation under the name "Cyberbotanical, Inc." on February 15, 1996, for the purpose of specializing in Internet "virtual mall" development. The Company was one of over 40 related companies whose plan was to create a virtual mall with theme based stores to sell merchandise over the Internet. The Company's virtual store was tentatively set up to sell botanicals. The Company's former parent, CyberAmerica Corporation, a fully reporting company under the Exchange Act of 1934, through its now defunct subsidiary CyberMalls, Inc. was in the process of developing a specialized search engine. This search engine was designed to assist consumers in the purchase of products by narrowing the number of responses received when searching for a specific product. However, due to a lack of necessary funding CyberMalls, Inc.'s plans to create the search engine were discontinued. Consequently, the plans to create a virtual mall with at least 40 theme based stores, including the Company's theme based virtual store were abandoned. The Company became a shell company during the last quarter of 1996 as a result of CyberAmerica Corporation's decision not to fund the Company's planned operations.

During the period after becoming a shell corporation, the Company's management sought to identify a business that would create value for the shareholders. The intent being to complete a merger or acquisition with a private entity whose business presented an opportunity for the Company's shareholders. Upon careful consideration, the Company's management decided to become involved in the business of operating and investing in real estate. The plan being to acquire a piece of commercial real estate based on which the Company could develop a real estate investment strategy. Subsequent to reviewing prospective acquisitions from around the country, the Company identified a commercial office building located in downtown Wichita, Kansas as a possible business opportunity. The Company then sold 18,400,000 shares to Kelly's Coffee Group, Inc. for $540,554 in order to fund the purchase of the building known as the Trade Center Building. The Company purchased the Trade Center Building for $540,554 on August 30, 2000 and currently holds clear title to the property. On October 12, 2000, the Company changed its name to Wichita Development Corporation.

Trade Center Building

The Trade Center Building is a 48,800 square foot, eight story office building located in the central business district of Wichita, Kansas which encloses 48,541 of rentable space. Occupancy rates at the building currently exceed 83%. The building is rented at an average of approximately $8.00 a square foot by the current tenants, who include the prior owners of the building. The property is considered class "B" space. The Trade Center Building is 79 years old.

The Company's decision to purchase the Trade Center Building was influenced by the relatively consistent occupancy rate, the cost of new construction in the area and the City of Wichita's efforts to revitalize the downtown area.

The City of Wichita has experienced a significant expansion of available commercial office space over the past five to ten years. The trend has been towards building new space outside of the downtown area. Despite this trend, the overall vacancy rate for class "B" office space has increased since 1997. The average vacancy rates for class "B" space was 24% in 1997 and was approximately 18% in 1999. However, vacancy rates for class "A" and class "C" space has increased since 1997(2). Overall, the vacancy rate in the downtown area has remained relatively consistent at 19% since 1997. The Trade Center Building enjoys a 17% vacancy rate in line with other similar properties in the area. The Company believes that this consistency in occupancy will enable it to move forward with its plans to acquire additional properties without the problems associated with negative cash flows that result from low occupancy.

We are aware that new office space is being built in suburban areas of Wichita. These newer buildings continue to draw tenants from office space located in downtown Wichita. Wilson Estates Office Park located in Northeast Wichita opened its fifth new building in 1999, and since their development began in 1997, have filled over 200,000 square feet of office space in the development. The continued development of suburban office space is expected to provide continued competition for tenants. However, we believe that the Company will be able to maintain a competitive niche in the downtown Wichita area as a lower priced alternative to the newer constructed space. New office space built in the Wichita area is costs approximately $100 per square foot. Our cost for the Trade Center Building was roughly $11.15 per square foot. The result being that comparable office space in the downtown area leases for significantly less than space in the newer suburban developments.

The City of Wichita has been involved in an aggressive redevelopment effort to revitalize Wichita's downtown business area. The City recently finished a major renovation of Douglas Street, the city's main thoroughfare in the downtown area. The "Old Town" area has been extensively renovated with restaurants, clubs, shops and a farm and art market. The City is actively working to save historic structures and reinvigorate the downtown area. Public and private funds spent since 1990 in redevelopment efforts are approaching the half billion dollar mark, including the sixty million dollar Exploration Place Science Center which opened in 1999(3). We believe that the City's commitment to redevelopment will contribute to the continued viability of the downtown area, which will encourage tenants to move into and remain in office space located downtown.

Acquisition of Other Properties

The Company intends to acquire additional properties that it believes are undervalued in relation to cash flows and prospective resale. We will attempt to acquire such properties by assuming existing favorable financing and satisfying the balance of any purchase price with nominal cash payments or some combination of cash and an issuance of our common stock. Once properties are acquired, we intend to lease primarily to commercial tenants. The Company is prepared to make limited improvements to properties acquired with the objective of increasing occupancy, improving cash flows and enhancing potential resale value. The Company does not intend to limit the geographical location in which it may acquire properties. However, given the Company's current financial condition, we will most likely seek to acquire properties in the Wichita area.
--------

     (2)Real Estate Market Summary, Wichita, Kansas, "Forecast 2000" at 7. Published by J.P. Weigand & Sons, Inc. Wichita, Kansas.

     (3) Id. At 3

The Company through its officers and consultants is actively seeking to acquire additional real estate investments. However, we have not yet entered into any agreement or commitment to acquire additional properties. Rather, we continue to identify, review and evaluate various real estate opportunities as such become available.

Employees

As of November 15, 2000, the Company had no full time employees, one part time employee, and employs R.E. & C.N. Black, Inc. of Wichita, Kansas, a property management company, to manage the Trade Center Building located in Wichita, Kansas.

Reports to Security Holders

The Company is not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. Should the Company choose to create an annual report, it will contain audited financial statements. The Company intends to file all of its required information with the Securities and Exchange Commission ("SEC"). The Company plans to file its 10KSB, 10QSB and all other forms that are or may become applicable to the Company with the SEC.

The public may read and copy any materials that are filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The statements and forms filed by the Company with the SEC have been filed electronically and are available for viewing or copy on the SEC maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site can be found at http://www.sec.gov.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

General

Our business plan for the next twelve months involves the continued operation of our office building in Wichita Kansas coupled with our ongoing attempts to locate and acquire additional commercial office space in the Wichita area.

Expected Cash Requirements

On September 30, 2000 we had $16,260.24 cash on hand. Our current monthly revenues from our office building are $27,264. Monthly expenses average $14,000. This creates a net monthly profit of approximately $13,264. We believe that rental income will be sufficient to meet our cash requirements for operations for the next twelve months. With operations at the present level it is estimated that we will have a net profit from building operations of $159,168 during the next twelve month period. This estimate is based upon the assumption that monthly operating rental income and operating costs will remain relatively constant. An unexpected increase or decrease in rental income or operating costs could cause this estimate to vary. There can be no guarantee that operating costs will remain constant through the end of the year 2001.

In the event we acquire additional rental properties during the coming year, our cash requirements to fund operations could increase. While we have no present intention to raise equity capital for operations in the next twelve month period, the acquisition of, or opportunity to acquire additional commercial real estate could create a need to raise additional capital.

Product Research and Development

We do not plan to conduct any significant research or development activities in the coming twelve month period.

Expected Purchase or Sale of Plant and Equipment

We have no current plan for the purchase of any specific additional plant or equipment. However, we are investigating the feasibility of purchasing additional commercial real estate in the Wichita area. We are using the services of a licensed real estate broker in the Wichita area to suggest potential properties for our consideration. We have investigated a number of potential properties and are continuing to consider the purchase of additional office properties in the Wichita area.

Expected Changes in Number of Employees

We currently have one part-time employees, Richard D. Surber. The Trade Center Building is currently managed by a resident property management company. We do not expect to hire any additional employees in the coming twelve month period.

                             DESCRIPTION OF PROPERTY

Location and Description

We own an office building in Wichita, Kansas known as the Trade Center Building. The building was purchased for $540,554 on August 30, 2000. We hold clear title to the property. The Trade Center Building, which opened in 1921, is located in the downtown business district of Wichita, Kansas, at 120 South Market Street, Wichita, Kansas. The building is a 48,500 square foot, eight story office building. Occupancy rates currently exceed 83%. One of the prior owners of the Trade Center Building has been retained to continue operation of the building. The building is rented at an average of approximately $8.00 a square foot by the current tenants, who include the prior owners.

Description of Real Estate and Operating Data

The operation of the Trade Center Building is overseen by R.E. & C.N. Black, Inc. pursuant to a management agreement entered into on August 19th , 1997, and renewed effective September 1, 2000. One of the principals of R.E. & C.N. Black, Inc. is one of the prior owners and a current tenant of the Trade Center Building. We agreed to compensate R.E. & C.N. Black, Inc. at the rate of $1,500 per month plus 3% of lease value for leasing new space, in addition to 2.5% of value for lease renewals. R.E. & C.N. Black, Inc. agreed to manage the property, provide maintenance and collect rent. R.E. & C.N. Black, Inc. is also solely responsible for renting the vacant space in the building.

The Company has no present plans to renovate the building or otherwise carry out any capital improvements to the property. We intend to continue to rent the existing space without renovation or improvement, unless such renovations or improvements are paid for by existing or prospective tenants.

The Trade Center Building generates average monthly lease and rental revenues of twenty-seven thousand two hundred sixty-four dollars ($27,264). Five thousand one hundred twenty eight dollars ($5,128) per month is received from tenants occupying 9,307 square feet of space on a month to month basis, twenty-one thousand six hundred ninety six dollars ($21,696) is generated from leases of 31,000 square feet, and four hundred thirty eight dollars ($438) per month is received from rental of storage space on the premises.

The Trade Center Building currently houses ten unrelated tenants. Four of these tenants rent a total of 9,307 feet on a month-to-month basis. Five tenants have leases expiring December 31, 2001, which leases represent 19,109 square feet or 39% of the available space. One tenant has a lease on 8,809 square feet which expires August 31, 2002, which lease represents 18% of the available space. One tenant has a lease on 3,082 square feet which expires February 28, 2003, which lease represents 6% of the available space.

Three of our current tenants occupy more than 10% each of our available rental space in the Building. The nature of the business of each of these tenants and the principal provisions of their leases are outlined below:

          1. Southwest Internet Access, Inc. is an Internet service provider which rents 8,809 square feet of building space (18%) for $7,792 per month pursuant to a lease which expires August 31, 2002.

          2. New England Life Insurance Company is an insurance company which rents 9,537 square feet of building space (20%) for $6,786 per month pursuant to a lease which expires December 31, 2001.

          3. The Office and Technology Center is a secretarial service which rents 4,321 square feet of building space pursuant to a lease which expires December 31, 2001 and rents 4,724 feet of building space on a month-to-month basis (a total of 18%) for a total rental of $3,725.

The Trade Center Building is located in the downtown business area of Wichita, Kansas. The downtown area vacancy rate for class "B" office space, similar to that space found in the Trade Center Building,, currently averages 17.8%, and has dropped in recent years from 24% in 1997 to 17.8% in 1999(4). Overall, vacancy rates for all office space in the downtown area has remained relatively constant over the past three years averaging between 18.5% and 19% in the years 1997 through 1999(5). While vacancy rates on class "A" and "C" office space have risen, the vacancy rate for class "B" office space has declined leading to little change in vacancy rates downtown(6).




--------
         (4) Id. At 7.
         (5) Id.
         (6) Id.

Nonetheless, there has been an out-migration of tenants from the downtown area to suburban office space in recent years. This trend will most likely continue as new office space is built in suburban areas of Wichita. However, since per square foot rental rates in the downtown area are often as much as 50% less than similar suburban office space, there continues to be a demand for space in downtown office buildings(7).

While we believe that lower rental rates and aggressive marketing of its office space will allow it to keep its space filled at or above the market level, there can be no assurance that vacancy rates will not rise in the downtown area as more suburban office space becomes available, or that the Company will be able to maintain its current level of occupancy in its building.

The federal tax basis for the Trade Center Building is five hundred forty thousand five hundred fifty-four dollars ($540,554). The mill rate in 1999 was
 .099131% based on an assessed valuation of $112,500. The annual realty taxes for 1999 were $11,152. The assessed valuation of the Trade Center Building for the year 2000 is $125,000 the mill rate has not been set as of the date of this filing. The Company is depreciating the property over a 39 year period and uses the straight line method of accounting for depreciation purposes. The Company is of the opinion that the Trade Center Building is adequately covered by insurance.

Investment Policies

Our investment policy is to actively pursue the acquisition of real estate for investment income and appreciation in property value. We intend to place an emphasis on acquiring property which management feels is undervalued. Rather than limiting itself to specific types of real estate, our policy will be to focus primarily on terms of financing and potential return on capital. We intend to look for properties that can be purchased by assuming existing favorable financing and satisfying the balance of any purchase price with nominal cash payments or some combination of cash and an issuance of our common stock. Once properties are acquired, we intend to lease primarily to commercial tenants. The Company is prepared to make limited improvements to properties acquired with the objective of increasing occupancy, improving cash flows and enhancing potential resale value.

We have no present intention to invest in first or second mortgages, interests in real estate investment trusts or real estate limited partnerships. However, our board of directors is not precluded in the future from considering or participating in such investments

The Company currently has no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investment in which it may invest. However, the board of directors in its discretion may set policies without a vote of the Company's securities holders regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company's current policy is to evaluate each investment based upon its potential capital return to the Company on a relatively short term basis. Furthermore, the Company does not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust, except as may be incidental to its primary purpose of acquiring real estate.



--------

  (7) Wichita Business Journal, Fall 2000 Leasing and Office Design Guide, at 9.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company currently has no public trading market. In an effort to provide some liquidity for the Company's shareholders and create a public market for its securities, the Company intends to file a Form 15c2-11 so that it may obtain a listing on the NASD over the counter bulletin board upon this offering becoming effective. However, we can provide no assurance that the Company will obtain a listing on the NASD over the counter bulletin board or that a public market for the Company' securities will develop even if a listing on the NASD over the counter bulletin board is obtained.

Record Holders

As of November 21, 2000, there were approximately 78 shareholders of record holding a total of 19,492,000 shares of common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Rule 144 Sales

As of the date of this offering, the Company has one million six thousand shares of its $0.001 par value common stock outstanding which are available for resale, subject to the provisions and restrictions of Rule 144. One million of these shares were purchased by CyberAmerica Corporation for cash on April 9, 1996. Six thousand shares were issued to Company employees on December 16, 1999 pursuant to Rule 701. In the event a public market for our shares develops in the future, the holders could sell these shares, subject to Rule 144, in the public market.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its common stock other than those generally imposed by applicable state law.

                             EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or employee of the Company during the years 1998 through 2000. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by Richard Surber, the Company's chief executive officer for the past three years.


                           SUMMARY COMPENSATION TABLE


                                        Annual Compensation                                   Long Term Compensation
                                                                                      Awards                            Payouts
                                                                                              Securities
     Name and                   Salary     Bonus       Other Annual     Restricted Stock      Underlying        LTIP     All Other
    Principal         Year       ($)        ($)        Compensation         Award(s)            Options       payouts   Compensation
     Position                                              ($)                 ($)              SARs(#)         ($)        ($)

Richard Surber        2000        -          -              -                   -                  -             -         -
President &           1999        -          -           $1,000*                -                  -             -         -
Director              1998        -          -              -                   -                  -             -         -
* 1,000,000 shares of common stock of the Company valued at $0.001 (par value) per share.

Compensation of Directors

The Company's directors are not currently compensated for their services as directors of the Company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with the Company's Accountants on accounting and financial disclosure











                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                              FINANCIAL STATEMENTS

As used herein, the term "Company" refers to Wichita Development Corporation, formerly known as Cyberbotanical, Inc., a Nevada corporation, and its subsidiaries and predecessors unless otherwise indicated. The Company's financial statements for the fiscal years ended December 31, 1999 and 1998 are attached hereto as pages F-1 through F-8. Consolidated, unaudited, condensed interim financial statements including a balance sheet for the Company as of the three and nine month periods ended September 30, 1999 and 2000 and statements of operations, statements of shareholders equity and statements of cash flows for the interim period up to the date of such balance sheet and the comparable period of the preceding year are attached hereto as Pages F-9 through F-13 and are incorporated herein by this reference.

                                    CONTENTS


                                                                        Page No.

Independent Auditors Report..................................................F-2

Balance Sheets...............................................................F-3

Statements of Operations.....................................................F-4

Statements of Shareholders Equity............................................F-5

Statements of Cash Flows.....................................................F-6

Notes to the Financial Statements............................................F-7

ANDERSEN ANDERSEN & STRONG, L.C.                 941 East 3300 South, Suite 202
Certified Public Accountants and                 Salt Lake City, Utah 84106
Business Consultants                             Telephone 801-486-0096
Member SEC Practice Section of the AICPA         Fax 801-486-0098
                                                 E-mail KAndersen@msn.com







Board of Directors
Cyberbotanical, Inc.
Salt Lake City, Utah


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheets of Cyberbotanical, Inc, (a development stage company) at December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998, and the period from February 15 1996 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberbotanical, Inc. at December 31, 1999, and the results of operations and cash flows for the years ended December 31, 1999 and 1998, and the period from February 15, 1996 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations from its inception and does not have the necessary working capital for any future planned activity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Andersen, Andersen & Strong
Salt Lake City, Utah
February 3, 2000


                                                  CYBERBOTANICAL, INC.
                                             (A Development Stage Company)
                                                     Balance Sheet
                                           As Of December 31, 1999 and 1998





                                                                                        1999              1998
                                                                                   --------------    ---------------
                                    ASSETS
CURRENT ASSETS:
     Stock subscription receivable                                                $           360   $              -
                                                                                   --------------    ---------------
          Total Current Assets                                                    $           360   $              -
                                                                                   ==============    ===============
                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     None                                                                         $             -   $              -
                                                                                   --------------    ---------------
          Total Current Liabilities                                                             -                  -
                                                                                   --------------    ---------------
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par value; authorized 5,000,000 shares; no
          shares issued                                                                         -                  -
     Common stock, $.001 par value; authorized 20,000,000 shares;
         shares issued and outstanding: 2,042,000 and 1,000,000                             2,042              1,000

         Additional paid-in capital                                                           324                  -
         Accumulated deficit during
            development stage                                                              (2,006)            (1,000)
                                                                                   --------------    ---------------
         Total stockholders' equity                                                           360                  -
                                                                                   --------------    ---------------
                                                                                  $           360   $              -
                                                                                   ==============    ===============







    The accompanying notes are an integral part of these financial statements


                                               CYBERBOTANICAL, INC.
                                          (A Development Stage Company)
                                             Statement of Operations
                                    Years Ended December 31, 1999 and 1998
                            February 15, 1996 (Date of Inception) to December 31, 1999




                                                                                                       Inception
                                                                                                      through Dec.
                                                                      1999              1998            31, 1999
                                                                ----------------   --------------   ----------------
Revenue:
     None                                                      $               -  $             -  $               -
                                                                ----------------   --------------   ----------------
                                                                               -                -                  -
                                                                ----------------   --------------   ----------------
Expenses:
     General and administrative costs                                      1,006                -              2,006
                                                                ----------------   --------------   ----------------
                                                                           1,006                -              2,006
                                                                ----------------   --------------   ----------------
Net loss                                                                  (1,006)                -            (2,006)
                                                                ----------------   --------------   ----------------
Provision for income taxes

                                    Net loss

Net loss per common share - basic                              $               -  $             -  $               -
                                                                ================   ==============   ================
Weighted average number of shares outstanding - basic          $       1,042,822  $     1,000,000  $               -
                                                                ================   ==============   ================














    The accompanying notes are an integral part of these financial statements


                                                          CYBERBOTANICAL, INC.
                                                     (A Developmental Stage Company)
                                               Statement of Changes in Stockholders' Equity
                                           February 15, 1996 (Date of Inception) to December 31, 1999



                                                                Common Stock
                                                                                           Additional
                                                                                            Paid-in         Accumulated
                                                        Shares            Amount           Capital           Deficit         Total
                                                      --------------   -------------------------------------------------------------
Issuance of common stock to incorporators
 for cash - April 9, 1996 at $0.001                        1,000,000    $         1,000  $            -    $          -  $    1,000

Net loss for the period from February 15,
 1996 (date of inception) to December 31, 1997                     -                  -               -         (1,000)      (1,000)
                                                      --------------   ----------------   -------------     -----------   ----------
Balance December 31, 1997                                  1,000,000              1,000               -         (1,000)            -
                                                      --------------   ----------------   -------------     -----------   ----------
Results of operations year ended December 31, 1998                 -                  -               -               -            -
                                                      --------------   ----------------   -------------     -----------   ----------
Balance December 31, 1998                                  1,000,000              1,000               -         (1,000)            -
                                                      --------------   ----------------   -------------     -----------   ----------
Issuance of common shares for services -
 December 16, 1999 at $0.001                               1,006,000              1,006               -               -       1,006

Shares subscribed - December 16, 1999 at
 $0.01 (cash received February 3, 2000)                       36,000                 36             324               -         360

Results of operations year ended December 31, 1999                 -                  -               -         (1,006)      (1,006)
                                                      --------------   ----------------   -------------     -----------   ----------
Balance December 31, 1999                                  2,042,000  $           2,042  $          324    $    (2,006)  $      360
                                                      ==============   ================   =============     ===========   ==========

    The accompanying notes are an integral part of these financial statements


                                                        CYBERBOTANICAL, INC.
                                                  (A Developmental Stage Company)
                                                      Statement of Cash Flows
                                       February 15, 1996 (Date of Inception) to December 31, 1999



                                                                                                                       Inception
                                                                                                                     through Dec.
                                                                                         1999             1998          31,1999
                                                                                    --------------    ------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss)                                                                    $       (1,006)   $           - $        (2,006)
                                                                                    --------------    ------------  ---------------
     Adjustments to reconcile net (loss) to net cash used by operating activities:

          Services and expenses paid with common stock                                       1,006               -            1,006
                                                                                    --------------    ------------  ---------------
          Total adjustments                                                                  1,006               -            1,006
                                                                                    --------------    ------------  ---------------
     Net cash provided (used) by operating activities                                            -               -          (1,000)
                                                                                    --------------    ------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Capital contributions by incorporators                                                      -               -            1,000
                                                                                    --------------    ------------  ---------------
     Net cash provided by financing activities                                                   -               -            1,000
                                                                                    --------------    ------------  ---------------
Net increase in cash                                                                             -               -                -

Cash, beginning                                                                                  -               -                -
                                                                                    --------------    ------------  ---------------
Cash, ending                                                                       $             -   $           - $              -
                                                                                    ==============    ============  ===============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:

     Issuance of common stock for services and expenses                            $         1,006   $           - $          1,006
                                                                                    ==============    ============  ===============



    The accompanying notes are an integral part of these financial statements

                              CYBERBOTANICAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on February 15, 1996 with the name of "Cyberbotanical, Inc." with authorized common stock of 20,000,000 shares at $0.001 par value, and authorized preferred stock of 5,000,000 shares at $0.001 par value,

The Company is in the development stage and has not commenced any significant operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognized income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not adopted a policy regarding payment of dividends.

Income Taxes

At December 31, 1999, the Company had a net operating loss carryforward of $2,006. The tax benefit from the loss carry forward has been fully offset by a valuation reserve because use of future tax benefit is undeterminable since the Company has no operations. The net operating loss will expire starting in 2011 through 2019.

Earnings (Loss) Per Share

Earnings (loss) per share amounts are computed based on the weighted average number of shares actually outstanding in accordance with FASB No. 128.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

                              CYBERBOTANICAL, INC.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (continued)


3. RELATED PARTY TRANSACTIONS

The statement of changes in stockholders' equity shows 2,042,000 of common stock outstanding of which 2,000,000 shares were issued to related parties.

4. GOING CONCERN

Continuation of the Company as a going concern is dependent upon obtaining additional working capital for any future planned activity and management of the Company will be required to develop a strategy which will accomplish this objective. There can be no assurance that the Company can be successful in this effort.

INDEX TO FINANCIAL STATEMENTS

Unaudited Balance Sheet as of September 30, 2000............................F-10

Unaudited Statement of Operations for the three and nine months ended
September 30, 2000 and 1999.................................................F-11

Unaudited Statement of Cash Flows for the three and nine months ended
September 30, 2000 and 1999.................................................F-12

Notes to Condensed Financial Statements.....................................F-13


                                                    CYBERBOTANICAL, INC.
                                    (A Development Stage Company until August 30, 2000)
                                                      Balance Sheets
                                                As of September 30, 2000


                                                                                                  (Unaudited)
                                                                                              September 30, 2000
                                                                                            -----------------------
ASSETS

CURRENT ASSETS:
     Cash                                                                                  $                 16,260
                                                                                            -----------------------
     TOTAL CURRENT ASSETS                                                                                    16,260

Property, Plant & Equipment (net)                                                                           538,379
                                                                                            -----------------------
TOTAL ASSETS                                                                               $                554,639
                                                                                            =======================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts Payable - Related Parties                                                                       9,319
     Accrued Expenses                                                                                         7,776
                                                                                            -----------------------
     TOTAL CURRENT LIABILITIES                                                                               17,095

STOCKHOLDERS' EQUITY:

     Preferred stock, $.001 par value; authorized 5,000,000 shares; no
     shares issued                                                                                                -
     Common stock, $.001 par value; authorized 200,000,000 shares;
     shares issued and outstanding: 19,492,000 on September 30, 2000                                         19,492
     Additional paid-in capital                                                                             519,927
     Accumulated deficit                                                                                     (1,875)
                                                                                            -----------------------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                                                537,544
                                                                                            -----------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $                554,639
                                                                                            =======================




    The accompanying notes are an integral part of these financial statements


                                                     CYBERBOTANICAL, INC.
                                     (A Development Stage Company until August 30, 2000)
                                             Unaudited Statements of Operations
                                    For the Nine Months Ended September 30, 2000 and 1999




                                                     For the Three Months Ended         For the Nine Months Ended
                                                            September 30,                     September 30,
                                                        2000             1999             2000             1999
                                                   --------------    -------------    -------------    -------------
Revenue:
     Rental Income                                $        27,264   $            -   $       27,264   $            -
                                                   --------------    -------------    -------------    -------------

Expenses
     Costs associated with rental income                   20,062                -           20,062                -
                                                   --------------    -------------    -------------    -------------

Gross Rental Profit (Loss)                                  7,202                -            7,202                -

Selling, General & Administrative Expenses                  6,112                -            7,071                -
                                                   --------------    -------------    -------------    -------------

Operating Profit (Loss)                                     1,090                -              131                -
                                                   --------------    -------------    -------------    -------------

Provision for income taxes                                      -                -                -                -

         Net Income (Loss)                        $         1,090   $            -   $          131   $            -
                                                   ==============    =============    =============     =============
Net loss per common share - basic                 $             -                -   $            -   $            -
                                                   ==============    =============    =============     =============

Weighted average number of shares
outstanding - basic                                     8,146,945        1,000,000        4,076,981        1,000,000
                                                   ==============    =============    =============     =============








    The accompanying notes are an integral part of these financial statements


                                              CYBERBOTANICAL, INC.
                              (A Developmental Stage Company until August 30, 2000)
                                     Unaudited Statements of Cash Flows
                             For the Nine Months Ended September 30, 2000 and 1999



                                                             For the Three Months          For the Nine Months
                                                                     Ended                        Ended
                                                                 September 30,                September 30,
                                                               2000          1999          2000            1999
                                                           ------------   ----------   ------------    ------------
CASH FLOWS FROM OPERATING
ACTIVITIES:

  Net Income (Loss)                                       $       1,090  $         -  $         131   $           -
                                                           ------------   ----------   ------------    ------------
  Adjustments to reconcile net (loss) to net
    cash used by operating activities:
       Decrease in accounts receivable                                -            -            360               -
       Increase in accounts payable                               8,309            -          9,319               -
       Increase in accrued expenses                               7,776            -          7,776               -
       Stock issued for services                                  1,500            -          1,500               -
                                                           ------------   ----------   ------------    ------------
          Total adjustments                                      17,585            -         18,955               -
                                                           ------------   ----------   ------------    ------------
Net cash provided (used) by operating activities                 18,675            -         19,086               -


CASH FLOWS FROM INVESTING ACTIVITIES
       Capital purchases (Board of Trade building)             (538,379)           -       (538,370)              -
                                                           ------------   ----------   ------------    ------------
Net cash provided (used) by investing activities               (538,379)           -       (538,370)              -


CASH FLOWS FROM FINANCING
ACTIVITIES:
       Common stock issued for cash                             540,553                     540,553
       Common stock bought back for cash                         (5,000)           -         (5,000)              -
                                                           ------------   ----------   ------------    ------------
Net cash provided by financing activities                       535,553            -        535,553               -

Net increase (decrease)  in cash                                 15,849            -         16,260               -
                                                           ------------   ----------   ------------    ------------
Cash, beginning                                                     411            -              -               -
                                                           ------------   ----------   ------------    ------------
Cash, ending                                              $      16,260  $         -  $      16,260   $           -
                                                           ============   ==========   ============    ============




    The accompanying notes are an integral part of these financial statements

                               CYBERBOTANICAL, INC
              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
                               September 30, 2000


1.  Basis of Presentation

The accompanying consolidated unaudited condensed financial statements have been prepared by management in accordance with the instructions in Form 10-QSB and, therefore, do not include all information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with the Company's initial registration statement on Form 10-SB, filed with the Securities and Exchange Commission on February 8, 2000. These statements do include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements. The interim operations results are not necessarily indicative of the results for the full year ended December 31, 2000.

2.  Related Party Transactions

At the conclusion of the third quarter, Hudson Consulting Group, Inc. billed the Company $935.00 for services rendered in preparing disclosure documents and general administrative tasks with regards to day to day operations. Richard Surber is president of both Hudson Consulting Group, Inc. and the Company.

3.  Additional footnotes included by reference

Except as indicated in Notes above, there have been no other material changes in the information disclosed in the notes to the financial statements included in the Company's initial registration statement on Form 10-SB, filed with the Securities and Exchange Commission on February 8, 2000. Therefore, those footnotes are included herein by reference.

Outside back cover of prospectus.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

Until 40 days after the first date upon which the security was bona fide offered to the public by the issuer or by or through an underwriter (Item 503(e)) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Company's bylaws and section 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

Section 78.751 of the Nevada Revised Statutes provides for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

Section 78.751 of the Nevada Revised Statutes states the following:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonable entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses of this offering, all of which will be paid by the Company:

         SEC Registration Fee                                    $   126.30
         Accounting Fees and Expenses                              2,555.00
         Legal Fees and Expenses                                   7,000.00
         Printing and Engraving Expenses                           1,200.00
         Transfer Agent and Registrar Fees and Expenses            1,800.00
         Miscellaneous                                               250.00
                                                                 -----------
         Total                                                   $12,631.30

Recent Sales of Unregistered Securities

On April 9, 1996, the Company issued 1,000,000 shares of common stock to CyberAmerica Corporation at par value ($0.001) for a total of $1,000. The Company relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. The Company made this offering based on the following factors:
(1) the issuance was an isolated private transaction by the Company which did not involve a public offering; (2) there was only one offeree who was a consultant to the Company; (3) the offeree did not resell the stock but continued to hold it for at least two years; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offeree and the Company.

On December 16, 1999, the Company completed a private placement of 36,000 shares of Common Stock to 72 non-U.S. persons at a purchase price of $0.01 per share. The Company relied on exemptions provided by Regulation S of the Securities Act of 1933, as amended, for the issuance of the 36,000 shares of common stock to these non-U.S. persons.

On December 16, 1999, the Company issued 1,006,000 shares of common stock to Richard Surber (1,000,000), Wayne Newton (5,000), Allan Merrill (500) and Kevin Schillo (500), valued at par($0.001) for services rendered pursuant to Rule 701 of the Securities Act of 1933. The Company relied on the following facts in determining that Rule 701 was available: (a) the shares were issued pursuant to a written compensatory benefit plan issued by the Company, (b) the individuals listed rendered bonafide services not in connection with the offer or sale of securities in capital raising transaction, (c) the shares were issued pursuant to a written contract relating to the issuance of shares paid as compensation for services rendered, and (d) the amount of shares offered and sold in reliance on Rule 701 did not exceed $500,000 and all securities sold in the last 12 months have not exceeded $5,000,000.

On August 29, 2000, the Company issued 18,400,000 shares of common stock at $0.293 per share to Kelly's Coffee Group, Inc. for cash pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering; (2) there was only one offeree who was issued stock for cash; (3) the offeree did not resell the stock but has continued to hold it since the date of the transaction; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offeree and the Company.

On September 29, 2000, the Company issued 50,000 shares of common stock to Ruairidh Campbell for services as an officer and director of the Company pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering; (2) there was only one offeree who was issued stock for services; (3) the offeree did not resell the stock but has continued to hold it since the date of the transaction; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offeree and the Company.

Index to Exhibits

Exhibit
Number     Page              Description

3(i)        *       Articles of Incorporation of Cyberbotanical,  Inc., a Nevada
                    corporation, filed with the State of Nevada on February 15, 1996 (Incorporated by reference from Form 10-SB filed
                    February 8, 2000).

3(ii)      33       Amendment  to Articles of  Incorporation  filed  October 12,
                    2000 changing the name of the Company to Wichita Development
                    Corporation.

3(iii)      *       By-laws   of  the   Company   adopted   on  April  9,   1996
                    (Incorporated by reference from Form 10-SB filed February 8,
                    2000).

4           *       Excerpts  defining   shareholder  rights  from  Articles  of
                    Incorporation (Articles IV and VI) and By-Laws (Sections 2 and 6) (Incorporated by reference from Form 10-SB filed
                    February 8, 2000).

5          34       Legal Opinion and Consent of Counsel.

10(i)      37       Stock Purchase  Agreement  dated  September 15, 2000 between the Company and Richard D. Surber.

10(ii)     *        Purchase  agreement  dated 10/17/00  between the Company and its parent, Kelly's Coffee Group, Inc. (Incorporated by reference from Form 8-K filed October 19, 2000).

23         42       Consent of Independent Certified Public Accountant.

27         *        Financial Data Schedule "CE" (Incorporated by reference from
                    Form 10- SB/A-4  filed June 23, 2000 and Form  10-QSB  filed
                    November 14, 2000).

* Incorporated by reference from previous filings as indicated.

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.       The Company will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this registration statement at the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.










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



                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on November 21, 2000

                                      Wichita Development Corporation


                                      /s/Richard D. Surber
                                      ------------------------------------------
                                      Richard D. Surber, President


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                          Title                        Date





/s/ Richard D. Surber              President and Director      November 21, 2000
----------------------------
Richard D. Surber




/s/ Ruiaridh Campbell              Director                    November 21, 2000
---------------------------
Ruairidh Campbell







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